EXHIBIT 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

August 14, 2023

Sigma Additive Solutions, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Ladies and Gentlemen:

This opinion letter is furnished to Sigma Additive Solutions, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the prospectus supplement dated August 14, 2023 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), which supplements the Registration Statement on Form S-3, file no. 333-257054 (the “Registration Statement”), and the prospectus therein (the “Base Prospectus”). The Prospectus Supplement relates to the offer and sale (the “Offering”) of up to $1,500,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the At-The-Market Issuance Sales Agreement, dated as of August 14, 2023, by and between the Company and Lake Street Capital Markets, LLC, as selling agent (the “Sales Agreement”).

We have acted as counsel for the Company in connection with the Offering and the Prospectus Supplement. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Base Prospectus, the Prospectus Supplement and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

Our opinions herein are expressed solely with respect to the federal laws of the United States and Title 7, Chapter 78 of the Nevada Revised Statutes (the “Nevada General Corporation Law”) (including applicable rules and regulations promulgated under the Nevada General Corporation Law and applicable reported judicial decisions interpreting the Nevada General Corporation Law).

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for as provided under the Sales Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the Company’s filing of this opinion letter as an exhibit to the Current Report on Form 8-K to be filed in connection with the Offering and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion letter may be relied upon in connection with the offer and sale of the Shares only while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC